EXHIBIT 99

Contacts:	Dan McClain (Media)	(310) 201-3335
	Gaston Kent (Investors)	(310) 201-3423

Northrop Grumman Reports Third Quarter 2005 Results

Earnings per Share from Continuing Operations $0.80

Income from Continuing Operations $288 Million

Cash from Operations Increases to Approximately $900 Million

2005 Guidance for Earnings per Share Increased to $3.60 to $3.70

2006 Guidance for Earnings per Share of $4.10 to $4.30 Confirmed

2005 and 2006 Guidance for Sales and Cash from Operations Confirmed

LOS ANGELES – Oct. 25, 2005 — Northrop Grumman Corporation (NYSE: NOC) reported third quarter 2005 income from continuing operations of $288 million, or $0.80 per diluted share, compared with $291 million, or $0.80 per diluted share, for the same period of 2004. Third quarter 2005 sales were unchanged at $7.4 billion.

As announced on Oct. 10, 2005, Northrop Grumman’s third quarter 2005 consolidated sales and earnings were negatively impacted by hurricane damage to the company’s Ship Systems facilities on the Gulf Coast. Hurricane-related impacts reduced Ships third quarter operating margin by $165 million and reduced consolidated third quarter earnings by $0.30 per diluted share. The hurricane-related impacts were partially offset by the sale of 2.1 million shares of Endwave Corporation (Nasdaq: ENWV) common stock, which resulted in a pre-tax gain of $81 million, or $0.15 per diluted share.

“We again demonstrated our ability to produce higher sales, margin and cash across our businesses,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Although Hurricane Katrina impacted Ships, sales and operating margin rose in every other business, and we’ve generated $2 billion in operating cash year to date, 20 percent more than last year.”

The company’s third quarter 2005 consolidated operating margin includes higher operating margin in all of the company’s segments, with the exception of Ships, and operating margin rate expansion in Mission Systems, Information Technology and Space Technology.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2005 Results

Operating margin declined to $433 million from $538 million for the same period of 2004, due to the hurricane-related impacts in Ships.

Unallocated expenses for the 2005 third quarter declined to $42 million from $62 million in the same period of 2004 reflecting lower legal costs and lower mark-to-market stock compensation expense.

During the third quarter of 2005, the company sold 2.1 million shares of Endwave common stock, which generated $81 million in pre-tax earnings. This contributed to the increase in Other, net for the 2005 third quarter to $95 million from an expense of $6 million for the same period in 2004.

The effective tax rate applied to income from continuing operations for the 2005 third quarter was 33.8 percent compared with 34.2 percent in the 2004 third quarter.

Net income for the 2005 third quarter increased to $293 million, or $0.81 per diluted share, from $278 million, or $0.76 per diluted share, for the same period of 2004. Third quarter 2005 net income reflects a $5 million gain on disposal of discontinued operations, and third quarter 2004 results include a $13 million loss on disposal of discontinued operations.

Contract acquisitions increased to $5.2 billion in the third quarter of 2005 from $4.7 billion for the same period of 2004. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $56.2 billion at Sept. 30, 2005.

Cash Measurements and Debt

Net cash provided by operating activities for the 2005 third quarter increased to $891 million from $739 million for the third quarter of 2004. Capital spending in the 2005 third quarter totaled $173 million.

Northrop Grumman’s total debt was $5.2 billion at Sept. 30, 2005, unchanged from Dec. 31, 2004. Net debt was $3.4 billion at Sept. 30, 2005, compared with $3.9 billion at Dec. 31, 2004.

2005 & 2006 Guidance

For 2005, the company expects sales to increase to between $30.5 and $31 billion, and earnings from continuing operations to increase to $3.60 to $3.70 per diluted share. The 2005 guidance includes estimated pension expense as determined in accordance with accounting principles generally accepted in the United States of $415 million, and government Cost Accounting Standards (CAS) pension expense of $395 million. Net cash provided by operating activities in 2005 is expected to range between $2.2 and $2.5 billion.

For 2006, the company expects sales to increase to approximately $32 billion, and earnings from continuing operations to increase to between $4.10 and $4.30 per diluted share, which assumes that pension expense as determined in accordance with accounting principles generally accepted in the United States and CAS pension expense are the same as estimates for

Northrop Grumman Reports Third Quarter 2005 Results

2005. Actual 2006 pension expense is subject to variation and will depend on plan asset returns in 2005 and discount rate and expected rate of return assumptions. Net cash provided by operating activities in 2006 is expected to range between $2.3 and $2.5 billion.

Segment Results

Effective Jan. 1, 2005, certain business areas within the Electronic Systems, Ships and Space Technology segments were realigned and some business areas have been renamed. Where applicable, all prior period information has been reclassified to reflect these realignments, as shown in Schedule 5 of this press release. In addition, the Air Combat Systems business area in the Integrated Systems segment has been renamed and is referred to as Integrated Systems Western Region in the discussion below.

ELECTRONIC SYSTEMS

	($ in millions) THIRD QUARTER
	2005	2004
Sales	$1,594	$1,558
Operating Margin	182	178
% Operating margin to sales	11.4%	11.4%

Electronic Systems third quarter 2005 sales increased 2 percent from the third quarter of 2004 primarily due to increases in Government Systems and Defensive & Navigation Systems, which were partially offset by lower sales in Aerospace Systems. Government Systems sales increased 32 percent, and Defensive & Navigation Systems sales increased 11 percent. Electronic Systems third quarter 2005 operating margin increased 2 percent from the third quarter of 2004.

On Jan. 1, 2005, the manufacturer of complex printed circuit boards and assemblies and the electronic connector manufacturer previously reported under “Other” were realigned to the company’s Electronic Systems segment. The impact to prior year results for Electronic Systems is not significant and prior year results have not been reclassified.

SHIPS

	($ in millions) THIRD QUARTER
	2005	2004
Sales	$1,222	$1,537
Operating Margin	(68)	96
% Operating margin to sales	—	6.2%

Ships third quarter 2005 sales, which include the financial results of the Newport News and Ship Systems sectors, decreased 20 percent from the third quarter of 2004, due to hurricane impacts and lower DD(X) sales at the Ship Systems sector. Sales in Surface Combatants, Expeditionary Warfare and Commercial & Other declined due to hurricane-related work delays and the adjustment of prior sales to account for hurricane-related cost growth. The decrease in Surface Combatants also includes lower DD(X) sales than in the prior year period. Sales in

Northrop Grumman Reports Third Quarter 2005 Results

Submarines and Aircraft Carriers increased 6 percent and 4 percent, respectively, over the prior year results.

The decline in Ships third quarter 2005 operating margin reflects a $150 million cumulative adjustment to account for hurricane-related cost growth at the Ship Systems sector, as well as a $15 million impact from hurricane-related work delays at Ship Systems. Third quarter 2005 results also include higher margin in Aircraft Carriers and Submarines due to higher sales volume and improved performance.

INTEGRATED SYSTEMS

	($ in millions) THIRD QUARTER
	2005	2004
Sales	$1,426	$1,164
Operating Margin	112	105
% Operating margin to sales	7.9%	9.0%

Integrated Systems third quarter 2005 sales increased 23 percent from the third quarter of 2004 due to higher sales in Airborne Early Warning & Electronic Warfare Systems and Integrated Systems Western Region. Airborne Early Warning & Electronic Warfare Systems sales increased 42 percent due to higher volume from the E-2 Advanced Hawkeye and EA-18G programs, and Integrated Systems Western Region sales increased 18 percent due to higher sales in the Joint Unmanned Combat Air System (J-UCAS), Multi-Platform Radar Technology Insertion Program (MP-RTIP) and B-2 programs.

Integrated Systems third quarter 2005 operating margin increased 7 percent from the third quarter of 2004 reflecting higher sales offset by a higher proportion of lower margin development program sales than in the prior year period.

MISSION SYSTEMS

	($ in millions) THIRD QUARTER
	2005	2004
Sales	$1,405	$1,266
Operating Margin	100	82
% Operating margin to sales	7.1%	6.5%

Mission Systems third quarter 2005 sales increased 11 percent from the third quarter of 2004 due to higher sales in Missile Systems and Command, Control & Intelligence Systems. Missile Systems sales rose 31 percent primarily due to higher revenue in the Intercontinental Ballistic Missile program. Command, Control & Intelligence Systems revenue rose 5 percent.

Mission Systems third quarter 2005 operating margin increased 22 percent from the third quarter of 2004 primarily due to higher sales and improved performance in Missile Systems and Command, Control & Intelligence Systems.

Northrop Grumman Reports Third Quarter 2005 Results

INFORMATION TECHNOLOGY

	($ in millions) THIRD QUARTER
	2005	2004
Sales	$1,311	$1,261
Operating Margin	93	80
% Operating margin to sales	7.1%	6.3%

Information Technology third quarter 2005 sales increased 4 percent from the third quarter of 2004 due to higher sales in Government Information Technology and Commercial Information Technology, partially offset by lower sales in Enterprise Information Technology. Government Information Technology sales rose 9 percent due to higher volume in existing programs, new program awards, and the acquisition of Integic. Commercial Information Technology sales rose 11 percent, primarily due to higher volume on existing programs and new program awards.

Information Technology third quarter 2005 operating margin increased 16 percent from the third quarter of 2004, primarily due to higher sales in Government Information Technology and Commercial Information Technology and improved performance in Commercial Information Technology and Technology Services, partially offset by lower performance in Enterprise Information Technology.

SPACE TECHNOLOGY

	($ in millions) THIRD QUARTER
	2005	2004
Sales	$842	$823
Operating Margin	67	57
% Operating margin to sales	8.0%	6.9%

Space Technology third quarter 2005 sales increased 2 percent from the third quarter of 2004, primarily due to higher sales in Civil Space and Intelligence, Surveillance & Reconnaissance, which were partially offset by lower sales in Missile & Space Defense and Satellite Communications. Civil Space revenue increased 23 percent, due to higher volume from NASA and National Oceanic and Atmospheric Administration programs. Intelligence, Surveillance & Reconnaissance revenue rose 6 percent due to higher volume in restricted programs.

Space Technology third quarter 2005 operating margin increased 18 percent from the third quarter of 2004 primarily due to improved performance in Intelligence, Surveillance & Reconnaissance and higher sales volume in Civil Space.

Third Quarter 2005 Highlights

•	A Northrop Grumman-led team was awarded a contract by the Missile Defense Agency to continue its prime contractor role for the Joint National Integration Center (JNIC) Research

Northrop Grumman Reports Third Quarter 2005 Results

and Development Contract. The award is an indefinite delivery/indefinite quantity contract potentially worth $1 billion over 10 years.

•	Northrop Grumman signed a contract with the United Kingdom for E-3D AWACS support program valued at approximately $1 billion.

•	The U.S. Navy awarded Northrop Grumman a contract to provide operations, maintenance and engineering support for the Navy and U.S. Marine Corps East and West Coast training ranges. The contract is valued at approximately $208 million over five years.

•	The U.S. Navy awarded Northrop Grumman a contract valued at $109.8 million for advanced planning, long-lead material and systems engineering on the LHA(R) amphibious assault ship program. The total contract value, if all options are exercised, will be $264 million.

•	Northrop Grumman was selected as the lead system integrator for unmanned ground vehicles under the U.S. Army’s Family of Integrated Rapid Response Equipment (FIRRE) program. The company’s Remotec, Inc. subsidiary will provide its Tactical Amphibious Ground Support (TAGS) vehicle as the main unmanned ground platform to support the program.

•	Northrop Grumman received U.S. Department of Homeland Security approval of its design for the Guardian™ protection system, the company’s Counter-MANPADS system intended to protect commercial aircraft from attack by ground-based, shoulder-fired missiles.

•	The DD(X) national team led by Northrop Grumman has successfully completed the initial critical design review for the overall systems design for the DD(X) multi-mission destroyer. The event demonstrated that the program was ready for the Flag level review in September 2006 and that the DD(X) Flight 1 is complete, stable and mature enough to enter detail design.

•	Northrop Grumman reached the first construction milestone in the life of the new-generation aircraft carrier, CVN 21. The company cut one of the first pieces of steel, a 15-ton plate for a side shell unit of CVN 78, the first ship of the CVN 21 program.

•	The company announced that it will compete as the prime contractor for the U.S. Air Force’s next-generation air refueling tanker.

•	Stephen E. Frank, former chairman, president and chief executive officer of Southern California Edison was elected to the company’s board of directors. Northrop Grumman’s board now totals 11 members, 10 of whom are non-employee directors.

•	Jerry B. Agee was elected president of the company’s Mission Systems sector and lead executive for the company’s missile defense business.

•	James F. Pitts was elected president of the company’s Electronic Systems sector.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products,

Northrop Grumman Reports Third Quarter 2005 Results

services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With more than 125,000 employees, and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Northrop Grumman will webcast its earnings conference call at 12 p.m. ET on Oct. 25, 2005. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at www.northropgrumman.com.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, hurricane recoveries, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, the results of any audit or appeal process with the Internal Revenue Service, and anticipated costs of capital investments, among other things.

The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. Government customer; natural disasters, including recent hurricanes affecting the Company’s Gulf Coast shipyards and the associated risks underlying the Company’s assumptions regarding timely return of experienced workers with critical skills, achieving expected learning-curve progress, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, reconstitution of the supply chain and other infrastructure within and outside Company facilities to enable efficient production, contractual performance relief and the application of cost sharing terms, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.

SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	THIRD QUARTER		FIRST NINE MONTHS
	2005	2004 (4)	2005	2004 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$5,233	$4,700	$18,630	$18,595
Total sales	7,446	7,408	22,861	22,007
Total operating margin	433	538	1,644	1,469
Income from continuing operations	288	291	1,052	821
Net income	293	278	1,069	812
Diluted earnings per share from continuing operations	.80	.80	2.88	2.25
Diluted earnings per share	.81	.76	2.93	2.23

Net cash provided by operating activities	891	739	1,967	1,612

	SEPT 30, 2005	DEC 31, 2004 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$1,712	$1,230
Accounts receivable, net	3,519	3,492
Inventoried costs, net	1,262	1,049
Property, plant, and equipment, net	4,190	4,210
Total debt	5,150	5,158
Net debt (2)	3,438	3,928
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,949	16,700
Total assets	33,851	33,295

Net debt to capitalization ratio (3)	16%	18%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	THIRD QUARTER		FIRST NINE MONTHS
	2005	2004 (1)	2005	2004 (1)
Sales
Electronic Systems	$1,594	$1,558	$4,902	$4,687
Ships	1,222	1,537	4,323	4,538
Integrated Systems	1,426	1,164	4,129	3,444
Mission Systems	1,405	1,266	4,030	3,747
Information Technology	1,311	1,261	3,871	3,716
Space Technology	842	823	2,580	2,465
Other	9	58	31	178
Intersegment Eliminations	(363)	(259)	(1,005)	(768)

	$7,446	$7,408	$22,861	$22,007

Operating margin
Electronic Systems	$182	$178	$541	$474
Ships	(68)	96	137	282
Integrated Systems	112	105	356	311
Mission Systems	100	82	290	244
Information Technology	93	80	267	224
Space Technology	67	57	198	169
Other	(5)	1	(11)	6

Total segment operating margin (2)	481	599	1,778	1,710

Reconciliation to operating margin
Unallocated expenses	(42)	(62)	(111)	(216)
Pension expense	(102)	(87)	(308)	(263)
Reversal of CAS pension expense included above	98	90	295	247
Reversal of royalty income included above	(2)	(2)	(10)	(9)

Operating margin	433	538	1,644	1,469

Interest income	5	20	44	52
Interest expense	(98)	(110)	(287)	(335)
Other, net	95	(6)	184	7

Income from continuing operations before income taxes	435	442	1,585	1,193

Federal and foreign income taxes	147	151	533	372

Income from continuing operations	288	291	1,052	821

Income from discontinued operations, net of tax				1
Gain (loss) from disposal of discontinued operations, net of tax	5	(13)	17	(10)

Net income	$293	$278	$1,069	$812

Weighted average diluted shares outstanding, in millions	362.2	364.0	364.7	364.2

Diluted earnings per share
Continuing operations	$.80	$.80	$2.88	$2.25
Disposal of discontinued operations	.01	(.04)	.05	(.02)

Diluted earnings per share	$.81	$.76	$2.93	$2.23

(1)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

Pension expense is included in determining segment operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	THIRD QUARTER		FIRST NINE MONTHS		September 30,
	2005	2004 (3)	2005	2004 (4)	2005	2004 (3)
Electronic Systems	$1,470	$1,288	$4,535	$4,549	$6,411	$6,330
Ships	445	614	1,932	2,724	6,774	7,935
Integrated Systems	801	420	3,407	3,008	3,969	3,862
Mission Systems	1,094	987	3,506	3,313	2,643	2,471
Information Technology	1,344	1,156	4,155	3,557	2,852	2,160
Space Technology	362	411	1,972	2,096	1,141	1,189
Other	14	47	41	177	38	62
Intersegment Eliminations	(297)	(223)	(918)	(829)	(497)	(493)

Total	$5,233	$4,700	$18,630	$18,595	$23,331	$23,516

	TOTAL BACKLOG, September 30, 2005
	FUNDED	UNFUNDED(4)	TOTAL BACKLOG
Electronic Systems	$6,411	$1,917	$8,328
Ships	6,774	3,484	10,258
Integrated Systems	3,969	9,499	13,468
Mission Systems	2,643	7,828	10,471
Information Technology	2,852	3,098	5,950
Space Technology	1,141	7,016	8,157
Other	38		38
Intersegment Eliminations	(497)		(497)

Total	$23,331	$32,842	$56,173

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ).

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	THIRD QUARTER		FIRST NINE MONTHS
	2005	2004 (1)	2005	2004 (1)
Electronic Systems
Defensive & Navigation Systems	$482	$433	$1,490	$1,338
Aerospace Systems	376	417	1,240	1,187
Naval & Marine Systems	216	207	628	617
Government Systems	208	158	607	466
C4ISR & Space Systems	162	155	482	483
Defense Other	150	188	455	596

	1,594	1,558	4,902	4,687

Ships
Aircraft Carriers	484	466	1,411	1,381
Surface Combatants	280	486	1,132	1,434
Expeditionary Warfare	235	344	1,033	996
Submarines	191	180	571	520
Coast Guard & Coastal Defense	32	29	114	75
Services	13	19	68	73
Commercial & Other	(1)	38	33	119
Intrasegment Eliminations	(12)	(25)	(39)	(60)

	1,222	1,537	4,323	4,538

Integrated Systems
Integrated Systems Western Region (2)	836	706	2,432	2,088
Airborne Early Warning & Electronic Warfare Systems	439	309	1,251	907
Airborne Ground Surveillance & Battle Management Systems	156	149	455	452
Intrasegment Eliminations	(5)		(9)	(3)

	1,426	1,164	4,129	3,444

Mission Systems
Command, Control & Intelligence Systems	829	792	2,408	2,306
Missile Systems	419	319	1,141	941
Technical & Management Services	168	172	509	545
Intrasegment Eliminations	(11)	(17)	(28)	(45)

	1,405	1,266	4,030	3,747

Information Technology
Government Information Technology	816	750	2,416	2,243
Commercial Information Technology	178	160	528	492
Technology Services	177	163	525	476
Enterprise Information Technology	177	220	506	598
Intrasegment Eliminations	(37)	(32)	(104)	(93)

	1,311	1,261	3,871	3,716

Space Technology
Intelligence, Surveillance & Reconnaissance	298	281	883	781
Civil Space	187	152	598	470
Software Defined Radios	137	138	408	423
Missile & Space Defense	89	121	321	368
Satellite Communications	118	127	332	396
Technology	26	15	88	74
Intrasegment Eliminations	(13)	(11)	(50)	(47)

	842	823	2,580	2,465

Other	9	58	31	178

Intersegment Eliminations	(363)	(259)	(1,005)	(768)

Total Sales	$7,446	$7,408	$22,861	$22,007

(1)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

(2)	Formerly known as Air Combat Systems.

SCHEDULE 5

NORTHROP GRUMMAN CORPORATION

SEGMENT SALES RESULTS - AFTER REALIGNMENT

($ in millions)

(unaudited)

Electronic Systems

Pro-Forma Sales - After Realignment	2004
	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Defensive & Navigation Systems	$440	$465	$433	$497	$1,835
Aerospace Systems	403	367	417	422	1,609
Naval & Marine Systems	205	205	207	240	857
Government Systems	128	180	158	223	689
C4ISR & Space Systems	161	167	155	169	652
Defense Other	201	207	188	179	775

Total Sales	$1,538	$1,591	$1,558	$1,730	$6,417

Ships

Pro-Forma Sales - After Realignment	2004
	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Surface Combatants	$462	$486	$486	$487	$1,921
Aircraft Carriers	440	475	466	520	1,901
Expeditionary Warfare	306	346	344	440	1,436
Submarines	162	178	180	210	730
Coast Guard & Coastal Defense	16	30	29	39	114
Services	30	24	19	26	99
Commercial & Other	41	40	38	23	142
Intrasegment Eliminations	(13)	(22)	(25)	(31)	(91)

Total Sales	$1,444	$1,557	$1,537	$1,714	$6,252

Space Technology

Pro-Forma Sales - After Realignment	2004
	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Intelligence, Surveillance & Reconnaissance	$237	$263	$281	$260	$1,041
Civil Space	155	163	152	168	638
Software Defined Radios	143	142	138	123	546
Missile & Space Defense	119	128	121	119	487
Satellite Communications	138	131	127	113	509
Technology	27	32	15	26	100
Intrasegment Eliminations	(13)	(23)	(11)	(5)	(52)

Total Sales	$806	$836	$823	$804	$3,269